Exhibit 10.1

August 21, 2022

Mr. Warren Lada

2963 Warren Rd.

Ann Arbor, MI 48105

Dear Warren:

This Letter of Employment is intended to summarize the terms under which you would agree to serve as the Company’s Interim President and Chief Executive Officer. This letter is not intended to serve as an employment contract, nor is it intended to create any contractual obligation by either party. The terms of this agreement are as follows:

1.Beginning August 22, 2022, in consideration for your services and employment as Interim President and Chief Executive officer, you will be paid an annualized base salary of $750,000 payable bi-weekly in accordance with Saga's current payroll policies.
2.At the conclusion of your services as Interim President and Chief Executive Officer, you will be eligible for a discretionary bonus as determined by the Company's Compensation Committee based your performance.
3.You will be provided with local transportation at the Company’s expense for up to three days a week to assist you in your commute to the Company’s offices in Grosse Pointe.
4.You will be eligible for participation in the Company's benefit plans as an employee upon completion of the eligibility requirements. As a former participant in the Saga Communications Employees’ 401(k) Plan, you will be eligible for re-enrollment in that plan effective immediately.
5.You will also receive reimbursement for all reasonable and documented out of pocket business expenses.

If you are in agreement with the terms set forth above, please sign and return this Letter of Employment to the Company’s HR Director Annette Calcaterra as well as a copy to Cathy Bobinski.

Sincerely,

/s/ Gary Stevens

Gary Stevens

Compensation Committee Chair

Lead Director

AGREED TO:

/s/ Warren S. Lada	August 24, 2022
Warren S. Lada	Date